UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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VEONEER, INC.
(Name of Registrant as Specified In Its Charter)

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April 30, 2019

Dear Fellow Veoneer, Inc. Stockholder:

We need your support

The purpose of this letter is to set out the position of the Board of Directors of Veoneer, Inc. (“Veoneer”) with respect to certain proposals to be voted on at the Company’s annual meeting of stockholders on May 8, 2019 and to encourage stockholders to vote FOR each of our directors and FOR each proposal set forth in our proxy statement.

Governance

The Board of Directors of Veoneer believes that our stockholders should consider the context of certain corporate governance provisions (proposals 4 and 5) that they are being asked to vote on. It was the board of directors of Autoliv, Inc. (“Autoliv”), Veoneer’s former parent company, that elected to implement these provisions at the time of the spin-off in June 2018, considering them to promote continuity and stability in the best interests of all stockholders. These provisions were considered important in light of the $1 billion cash capitalization of Veoneer at the time of the spin-off. The Autoliv board also believed that the classified board structure would protect the Company against unfair or abusive takeover practices following the spin-off and, given the nature of the Company, protect its long-term value.

At the time of the spin-off, the Veoneer Board committed to ask our stockholders to vote on whether to retain or eliminate the classified board structure and the exclusive form provision at the Company’s first annual meeting of stockholders following the spin-off. At the upcoming Annual Meeting the Company is asking our stockholders to vote, on non-binding basis, whether to retain these corporate governance provisions. There are different opinions of the value of these provisions, especially in the context of a spin-off entity with a significant cash balance, and the Company has chosen to allow its stockholders to vote on the same. This is not a board, much less a specific director, electing to disregard a stockholder vote but rather inviting one.

Unfortunately, both ISS and Glass Lewis fail to adequately consider the context of these proposals. ISS and Glass Lewis have both recommended against these corporate governance provisions and Glass Lewis has also recommended against the election of Mr. Jonas Synnergren, an accomplished director nominated by our largest stockholder, (proposal 1) solely because he is the only member of the Company’s Nominating and Corporate Governance Committee standing for election this year.

We thus urge you to vote FOR each of the Company’s directors and FOR each corporate governance provision.

While it is the Board’s firm opinion that its proposals for the upcoming Annual Meeting are in the best interests of the stockholders the Board has determined that if a majority of our stockholders vote against having a classified board (proposal 4), the Board will include a proposal for the 2020 annual meeting of stockholders to amend the Restated Certificate of Incorporation to declassify the Board. An amendment to the Restated Certificate must be approved by the affirmative vote of not less than 80% of the then outstanding shares of the Company entitled to vote at a duly held meeting.

Advisory Vote on Say-on-Pay

The Veoneer Board strongly believes that the Company’s compensation system plays a significant role in the its ability to attract, retain, and motivate management talent, which is critical to the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance by aligning the interests of the Company’s executive officers with those of its stockholders. ISS has recommended against the Company’s advisory vote to approve the compensation of our named executive officers (proposal 2) stating that this was warranted “due to new employment agreement which provides for a large retention bonus to be paid in lieu of cash severance to the CEO following the company’s spin-off.” ISS views this issue without properly acknowledging or considering the context of the compensation and is wrong regarding the benefit of the CEO’s employment agreement. The Board strongly disputes ISS’ recommendation.

Mr. Carlson would have been entitled to a severance payment of approximately $9.8 million had he elected to leave Autoliv in connection with the spin-off, as he was entitled to do. When asked to serve as the Chief Executive of Veoneer, Mr. Carlson waived his right to the severance payment in lieu of his new employment agreement, which includes a $6 million retention bonus paid in three equal annual installments on the first three anniversaries of the spin-off, provided he remains employed by Veoneer; fifty percent (50%) of which will be paid in cash, and fifty percent (50%) is denominated in Veoneer cash-settled RSUs (based on the share price on the effective date of the spin-off), which aligns the value of the retention payment with the performance of the Company and the interests of our stockholders.

ISS claims that the retention arrangement shifted the financial burden to compensate Mr. Carlson from Autoliv to Veoneer. This claim is far too simplistic and fails to consider the history and context of the spin-off. The spin-off of Veoneer amounted to a $2.5 billion dividend to Autoliv’s stockholders. Prior to the spin-off and while the stockholders of Autoliv were also the (indirect) stockholders of Veoneer with their interests thus fully aligned, Autoliv took several steps to ensure the success of the spin-off. Notably, it capitalized Veoneer with $1 billion and negotiated employment and related agreements with key members of Veoneer’s management. It was against this background that the Autoliv board, at a time when the interests of the Autoliv and Veoneer stockholders were fully aligned, negotiated an agreement with Mr. Carlson under which Mr. Carlson agreed to serve as the Chief Executive Officer of Veoneer and agreed to forfeit his Autoliv severance in lieu of the retention arrangement. Although these arrangements were later ratified by the Veoneer Board, the arrangements being criticized by ISS were part of the Autoliv pre-spin-off activities; as was the funding. To claim the financial burden was shifted to Veoneer without mentioning this context is simply improper.

The Board strongly disagrees with ISS that this arrangement in any way reflects poor pay practices. The actions of Autoliv, ratified by Veoneer, were absolutely in the best interests of their respective stockholders. For Autoliv, this arrangement converted a $9.8 million severance payment into a $6 million continued service incentive (the final number will depend on the performance of the Veoneer stock) for which it compensated Veoneer. For Veoneer, it secured Mr. Carlson’s services as Chief Executive Officer and facilitated its capitalization by Autoliv to cover the expected costs associated with the retention - clearly in the best interest of its stockholders.

We therefore strongly recommend you vote FOR Proposal 2, our “Say-on-Pay” proposal.

The Board of Directors of Veoneer, Inc.